UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 10, 2003

GENESIS HEALTH VENTURES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-33217	06-1132947

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 East State Street, Kennett Square, Pennsylvania	19348

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 444-6350

N/A

(Former name, former address, and former fiscal year, if changed since last report)

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Item 5.      OTHER EVENTS AND REGULATION FD DISCLOSURE

     Genesis Health Ventures, Inc. (the “Company”) has determined to revise the accounting for the restructuring of its investment in The Multicare Companies, Inc. (“Multicare”) which occurred in November 1999 and accordingly will restate its financial statements for the fiscal years ended September 30, 2000 and 2001.

     The revisions have no effect on the Company’s cash flow for the periods presented and do not affect the Company’s financial statements for the periods after October 1, 2001 when it emerged from reorganization.

     As previously disclosed in its periodic reports, in its fiscal year ended September 30, 1998, Genesis ElderCare Corp., a Delaware corporation 43.6% owned by the Company, acquired Multicare pursuant to a tender offer and merger. Multicare was in the business of providing eldercare services in selected geographic regions. Contemporaneous with the merger, the Company entered into a management agreement pursuant to which it managed Multicare’s operations. In connection with the respective investments in the common stock of Genesis ElderCare Corp., the Company and its joint venture partners entered into a put/call agreement relating to their respective ownership interests in Genesis ElderCare Corp. Under the put/call agreement, the Company had the option to purchase Genesis ElderCare Corp. common stock held by its joint venture partners at a price determined pursuant to the terms of the put/call agreement, or the “call.” The Company’s joint venture partners had the option to sell such Genesis ElderCare Corp. common stock to the Company at a price determined pursuant to the put/call agreement, or the “put.” For the fiscal years ended September 30, 1998 and 1999, the Company accounted for its investment in Multicare under the equity method of accounting.

     In November 1999, the Company entered into a restructuring agreement with its Multicare joint venture partners. Under the agreement, in exchange for 24,369 shares of the Company’s Series H Senior Subordinated Convertible Participating Cumulative Preferred Stock and 17,631 shares of the Company’s Series I Senior Convertible Exchangeable Participating Cumulative Preferred Stock, collectively the “Series H and I Preferred Stock,” the other joint venture partners, among other things:

•	terminated the put option under the put/call agreement;

•	amended the call option to provide the Company with the right to purchase all of the shares of common stock of Genesis ElderCare Corp. not owned by the Company for $2.0 million in cash at any time prior to the October 8, 2009 expiration (the Company’s joint venture partners continued to own 56.4% of Genesis ElderCare Corp.’s common stock); and

•	granted the Company additional governance rights related to its investment in Multicare.

     In connection with the joint venture restructuring transaction, the Company recorded a $420.0 million non-cash charge equal to the face value of the Series H and I Preferred Stock representing the then estimated fair value.

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     The joint venture restructuring gave the Company managerial, operational and financial control of Multicare, such that the Company began consolidating the financial statements of Multicare effective October 1, 1999. In fiscal 2000 and fiscal 2001, the Company accounted for Multicare using the consolidation method of accounting with a 56.4% minority interest. In fiscal 2002, Multicare became a wholly owned subsidiary, in accordance with the Bankruptcy Court approved joint plan of reorganization and the Company began accounting for Multicare as a consolidated subsidiary with no minority interest.

     As a result of the review by the Staff of the Securities and Exchange Commission of the Genesis HealthCare Corporation Registration Statement on Form 10 filed in connection with the planned spin-off of the Company’s eldercare business, the Company has determined to revise the accounting for the restructuring of its investment in Multicare as follows:

•	The Series H and I Preferred Stock issued in connection with the transaction will be valued at $198.0 million rather than their $420.0 million face value. The Series H and I Preferred Stock was subsequently accreted to the face value when the Company filed for Chapter 11 bankruptcy protection in the third quarter of fiscal 2000; and

•	The transaction will be treated as a substantive acquisition of the remaining 56.4% equity of Multicare and accordingly, the Company will account for the transaction as a step acquisition and will not recognize the joint venture partners’ 56.4% interest in the equity and losses of Multicare on its balance sheet and statement of operations, respectively.

     The restatement results in significant changes to several account captions in the Company’s fiscal 2001 and 2000 statements of operations, most notably other operating expenses, debt restructuring and reorganization costs, interest expense, income taxes and minority interests. These adjustments will have the net effect of decreasing the net loss attributable to common shareholders for the fiscal year ended September 30, 2000 by $0.5 million from $883.5 million to $883.0 million and the net income attributable to common shareholders for the fiscal year ended September 30, 2001 will decrease by $0.5 million from $247.0 million to $246.5 million.

     The adjustments have no effect on the Company’s cash flow for the periods presented and do not affect the Company’s financial statements for the periods after October 1, 2001 when it emerged from reorganization.

     The Company will file an amended Form 10-K for the year ended September 30, 2002 (and Genesis HealthCare Corporation expects to file a Form 10) to reflect these changes.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS HEALTH VENTURES, INC.

Date: October 10, 2003	By: /s/ George V. Hager, Jr.

George V. Hager, Jr.
Executive Vice President and
Chief Financial Officer